Exhibit 99.1

Contacts at the Company:
Michael P. O’Donnell, CEO
David D. Womack, CFO
Telephone: (303) 804-1333

Market: Nasdaq/NMS
Symbol:CMPP

FOR IMMEDIATE RELEASE
August 31, 2005

Champps Entertainment Announces Full Year 2005
Earnings and Fourth Quarter Results

Littleton, Colo. August 31, 2005 – Champps Entertainment, Inc. (Nasdaq: CMPP) today announced results for its full fiscal year ending July 3, 2005 and fiscal 2005 fourth quarter.

Highlights included:

•	Early stage implementation of strategic initiatives announced in May 2005 by Michael O’Donnell, recently appointed Chief Executive Officer;

•	New management team appointments including Rich Scanlan as Chief Operating Officer and Dave Womack as Chief Financial Officer;

•	Operating cash flow of $19.8 million in fiscal 2005, enabling the reduction of $4.1 million in long-term debt;

•	Assessment of underperforming restaurants, resulting in non-cash asset impairment charges of $6.6 million in fiscal 2005.

Full Year 2005 Results

Fiscal year 2005 revenues grew 5.6 percent to $218.4 million, compared with revenues of $206.9 million for fiscal 2004. The revenue growth was driven by an increase in the number of restaurants as well as one additional week of operating results included in fiscal 2005‘s results and not in those of fiscal 2004.

Net loss for fiscal year 2005 was ($0.2) million, or ($.02) per share, compared with net income of $4.3 million, or $0.33 per diluted share, in 2004. This net loss was due to the $6.6 million non-cash asset impairment charge associated with four underperforming restaurants, recorded in the third quarter of 2005. Total cost of sales and operating expenses were relatively flat at 85.7 percent of sales versus 85.4 percent of sales in 2004 despite lower comparable store sales of 3.6% for the year. However, earnings were also impacted by an increase in general and administrative expenses. This increase in general and administrative expenses from $11.7 million, or 5.7 percent of revenues, to $13.9 million, or 6.4 percent of revenues, in 2005 was primarily due to higher personnel costs associated with beginning of the year growth plans, additional accounting and consulting expenses related to the implementation of Sarbanes-Oxley requirements and our lease accounting restatement, and non-cash restricted stock expense.

“While our results for the year did not meet our expectations, our revenue grew 6 percent and we generated operating cash flow of almost $20 million,” said Michael O’Donnell, Chief Executive Officer. “From our strong operating cash flow, we were able to reduce our debt balances by over $4 million in fiscal 2005. As a result, we had no outstanding balances under our credit facility at year-end. Our organization remains focused on reversing the recent negative same store sales trends by executing on the initiatives announced this May. To that end, we have taken some important steps in meeting these objectives during the past several months.”

Mr. O’Donnell continued, “First, we recently reduced the number of field supervisors in our organization. In an effort to further streamline our operations, these supervisors will report directly to our Chief Operating Officer. Our supervisors and restaurant general managers have been retrained and are now focused on educating others in the field at the restaurant level. Our education process will be extended to our bar operations in a short time which will complement other changes we are making to that side of our business. We have also implemented a new bonus strategy to reward managers for cash flow improvements on a year over year basis. These managers feel a new sense of ownership and opportunity under this bonus plan and the initial response has been extremely positive. It is our intent to review and modify this bonus plan in mid-fiscal year to further enhance its partnering features. We believe these initiatives are critical to achieving high levels of customer service, by maintaining lower levels of turnover at our restaurants and creating the opportunity to recruit quality, like-minded employees.”

“We have also made strides in streamlining our menu and providing the customer with new, higher quality menu items. We have completed further market research that validates many of our beta menu changes and other initiatives. One of our new COO’s top priorities will be rolling out the menu improvements to all of our locations in the months to come. As the new menu is leveraged nationwide, it should allow for better execution, increased quality, and greater guest satisfaction.”

“While the strategic initiatives I outlined in May will not be completed overnight, we have made important progress. I firmly believe that the recent additions of Rich Scanlan as Chief Operating Officer and Dave Womack as Chief Financial Officer will help us achieve our goals of increasing customer satisfaction, and ultimately improved corporate profitability and cash flow,” said Mr. O’Donnell.

Mr. O’Donnell went on to add that “work had also begun on another important strategic initiative: a new real estate growth strategy involving the development of a new smaller prototype restaurant and an improved site selection model. The new prototype store under development is approximately 6,500 to 7,500 square feet in size and we believe it will be well suited to complement our future growth.” He also noted that “franchise development continues to be a long term strategic goal. However, we will focus on this secondary objective upon completion of our other initiatives, after developing a solid foundation upon which to grow.”

Fourth Quarter 2005 Results

Total revenues for the fourth quarter increased 2.5 percent to $53.7 million versus $52.4 million for the fourth quarter of the prior year. The revenue increase was primarily due to additional restaurants open this period compared with the fourth quarter of 2004, partially offset by a decline in comparable store sales.

Net loss for the fourth quarter of 2005 was ($0.5) million, or ($0.04) per share, compared with net income of $0.4 million, or $0.03 per diluted share, in the comparable quarter a year ago. This quarter’s net loss was primarily due to higher general and administrative expenses and other operating expenses.

Comparable same store sales decreased 5.0 percent for the fourth quarter of fiscal 2005 versus the fourth quarter of last year. Comparable food sales decreased 4.9 percent while comparable alcohol sales decreased 5.3 percent. Comparable store revenues were negatively impacted by the weak restaurant traffic during the traditionally popular NHL playoff season, which did not occur this year because of the strike.

Product costs marginally improved to 28.7 percent from 28.8 percent last year and labor costs only modestly increased to 32.7 percent this year from 32.6 percent last year despite the lower comparable sales. However, other operating expenses increased from 14.2 percent of sales in the fourth quarter of 2004 to 15.7 percent in the fourth quarter of 2005 as a result of the impact of lower comparable sales on fixed costs and higher utility, repair and marketing costs. Occupancy expense increased to 10.1 percent compared with 10.0 percent in the prior year’s quarter. Preopening expense increased from 0.5 percent to 0.9 percent this quarter when compared with 2004 due to timing associated with openings. The Company opened one restaurant in the current quarter in Baton Rouge, Louisiana.

General and administrative expenses for the fourth quarter were $4.2 million or 7.9 percent of revenues compared with $2.9 million or 5.6 percent of revenues in the comparable period last fiscal year. This increase was primarily due to the implementation costs associated with Sarbanes-Oxley, non-cash restricted stock expense and costs associated with our new strategic initiatives.

Our operating cash flow in the fourth quarter was sufficient to repay another $1.0 million of debt and finish the year with no outstanding bank debt.

Information for Fiscal 2006

The year-over-year revenue comparison for the first fiscal quarter of 2006 will be negatively impacted by one week of sales that occurred in the first quarter of 2005 that will not occur in the first quarter of 2006. Additionally, as a result of the SEC’s requirement to comply with the Financial Accounting Standard Board’s Statement of Financial Accounting Standards No. 123R, net income will be negatively impacted by non-cash stock option expenses beginning in the first fiscal quarter of fiscal 2006.

The Company has already opened one restaurant in the first fiscal quarter of 2006 in Toledo, Ohio, and plans to open up to two to four total restaurants in 2006. Specific plans include opening an additional restaurant in September or October through a licensing arrangement in the new international terminal in the Dallas Fort Worth Texas airport, and a location in Princeton, New Jersey in the second half of 2006.

Previously Announced Management Changes

As announced on August 18, 2005, Michael O’Donnell, Chief Executive Officer, named two key additions to the Company’s management team. Rich Scanlan was appointed to the position of Chief Operating Officer and Dave Womack was promoted from Controller/Vice President to Chief Financial Officer.

Scanlan, a restaurant operations veteran, has returned to Champps as the Company’s newly appointed Chief Operating Officer. Scanlan previously worked for Champps as a Director of Operations from 1997 to 2000. Scanlan most recently served as one of the creators and the Vice President of Operations for Carmela’s, the full service Italian division of Sbarro, Inc. Prior to Carmela’s, Scanlan served as a Senior Director of Operations for the Hard Rock Cafe and also spent approximately 14 years in various operating positions with TGI Friday’s.

Womack has nearly 20 years of restaurant industry experience in accounting and financial management. He previously was Controller at Champps for over two years and worked for almost 12 years at VICORP Restaurants, Inc., the parent of Village Inn and Bakers Square, in various capacities including Vice President/Controller. Womack has also served in a variety of other restaurant financial, accounting and managerial roles including Chief Executive Officer and Chief Financial Officer at the Wynkoop Brewing Company, a privately-held Denver-based company.

Webcast Information

The Company’s management will discuss the results of the fiscal 2005 fourth quarter and year-end on a conference call and simultaneous webcast on September 1, 2005 at 10:00 a.m. ET. To hear the call in a listen-only mode, participants must dial (866) 814-1914 or (703) 639-1358 (International) at least ten minutes prior to the start of the call and refer to conference identification number 763499. To hear a live Web simulcast of the call, visit the company’s Web site at www.champps.com, click on the Investor Relations icon and refer to conference identification number 763499.

If unable to participate at the time of the call, the archived webcast can be accessed until October 1, 2005, by visiting www.champps.com, clicking on the Investor Relations icon and referring to conference identification number 763499.

About Champps Entertainment, Inc.

Littleton, Colo.-based Champps Entertainment, Inc. owns and operates 53 and franchises 12 Champps restaurants in 23 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

Safe Harbor Statement

Certain statements made in this press release are forward-looking statements based on management’s current experience and expectations. These forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such forward looking statements include statements regarding our strategic initiatives; new management team members; improved profitability and cash flow; revenues; stock compensation expenses; and restaurant openings, among others. Among the factors that could cause future results to differ materially from those provided in this press release are: the ability of the Company to open and operate additional restaurants profitably, the ability of the Company to successfully implement our strategic initiatives to improve revenues and profitability, the ability of the company’s new management team to implement new strategic initiatives successfully; the impact of intense competition in the casual dining restaurant industry, the Company’s ability to control restaurant operating costs, which are impacted by commodity prices, minimum wage and other employment laws, fuel and energy costs, consumer perceptions of food safety, changes in consumer tastes and trends, and general business and economic conditions. Information on significant potential risks and uncertainties that may also cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the SEC. The words “may,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

CHAMPPS ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended and Twelve Months Ended July 3, 2005 and June 27, 2004
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 3, 2005	June 27, 2004	July 3, 2005	June 27, 2004
Revenue
Sales	$53,510	$52,287	$217,735	$206,361
Franchising and royalty, net	184	149	621	579

Total revenue	53,694	52,436	218,356	206,940

Costs and expenses
Cost of sales and operating expenses
Product costs	15,341	15,035	62,157	58,851
Labor costs	17,524	17,054	69,495	67,269
Other operating expense	8,395	7,436	32,181	28,453
Occupancy	5,436	5,212	21,248	19,864
Pre-opening expense	471	258	1,455	1,898

Total cost of sales and operating expenses	47,167	44,995	186,536	176,335
General and administrative expense	4,230	2,934	13,889	11,719
Depreciation and amortization	2,692	2,666	11,012	9,896
Severance	108	-	655	-
Impairment charges	-	-	6,567	-
Other (income) expense	19	(11)	(76)	135

Income (loss) from operations	(522)	1,852	(227)	8,855
Other (income) expense
Interest expense and income, net	344	351	1,444	2,101
Expenses related to predecessor companies	43	912	358	1,171
Debt extinguishment costs	-	583	-	587

Income (loss) before income taxes	(909)	6	(2,029)	4,996
Income tax expense (benefit)	(387)	(374)	(1,780)	724

Net income (loss)	$(522)	$380	$(249)	$4,272

Basic income (loss) per share:	$(0.04)	$0.03	$(0.02)	$0.33
Diluted income (loss) per share:	$(0.04)	$0.03	$(0.02)	$0.33
Basic weighted average shares outstanding	12,981	12,811	12,887	12,793
Diluted average shares outstanding	12,981	13,116	12,887	13,000

Supplemental Information -- Restaurant Operating Expenses
(Stated as a percentage of restaurant sales)

	Three Months Ended		Twelve Months Ended
	July 3, 2005	June 27, 2004	July 3, 2005	June 27, 2004
Product costs	28.7%	28.8%	28.5%	28.5%
Labor costs	32.7%	32.6%	31.9%	32.6%
Other operating expenses	15.7%	14.2%	14.8%	13.8%
Occupancy	10.1%	10.0%	9.8%	9.6%
Pre-opening expenses	0.9%	0.5%	0.7%	0.9%

Total cost of sales and operating expenses	88.1%	86.1%	85.7%	85.4%
Depreciation and amortization	5.1%	5.1%	5.0%	4.8%
Total cost of sales, operating expenses and
depreciation and amortization	93.2%	91.2%	90.7%	90.2%

General and administrative expense	7.9%	5.6%	6.4%	5.7%

(Stated as a percentage of revenue)

Champps Entertainment, Inc.
Selected Balance Sheet Information
(In thousands)
(Unaudited)

	July 3, 2005	June 27, 2004
Cash and cash equivalents	$2,702	$1,449
Total assets	137,311	133,749
Debt	14,649	18,563
Equity	76,061	75,008

Champps Entertainment, Inc.
Selected Cash Flow Information
(In thousands)
(Unaudited)

	Twelve Months Ended
	July 3, 2005	June 27, 2004
Net cash provided by operating activities	$19,835	$21,179
Net cash used in investing activities	(15,792)	(14,852)
Net cash used in financing activities	(2,790)	(9,933)

Net change in cash and cash equivalents	$1,253	$(3,606)